For Immediate Release	OCTBB: BRNZ

Brand Neue Corp. Closes $1.265M Private Placement

June 4, 2010 – Bentonville, Arkansas – Brand Neue Corp (OTCBB Symbol: BRNZ) ("Brand Neue" or the "Company") is pleased to announce that it has closed a non-brokered private placement (the “Private Placement”) with multiple accredited investors (the “Investors”) resulting in aggregate proceeds to the Company treasury of $1.265M USD to fund inventory purchases, product innovation and general corporate purposes.

The Private Placement represents an investment by the Investors in Brand Neue comprised of investment purchase financing consisting of 2,530,000 (two million, five hundred thirty thousand) common shares (“Common Shares”) of the Company at a price of $0.50 per share for aggregate proceeds to the Company of $1,265,000.00 (one million, two hundred and sixty five thousand dollars).

“We are extraordinarily pleased by the completion of this transaction, and also with the quality and enthusiasm of new investors in the Company,” says Brand Neue CFO, Bev Harrison. “This capital will be used primarily for inventory purchases related to pending purchase orders, which should in turn create momentum and expedite a cash-flow positive position for the Company.”

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About Brand Neue Corp.

Brand Neue Corp. is a product innovation company trading over the counter on the OTC:BB under the symbol BRNZ.  Brand Neue executives and advisors have more than 300 years of retail, global sourcing and brand experience and together, are committed to globally sourcing, developing, marketing, licensing and distributing innovative new products to retail, manufacturing and industrial application clients worldwide. For further information, please contact the Brand Neue office at 1.866.922.7972 or visit www.brandneue.com

Forward Looking Statements

This current report contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this current report, which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainty of financial estimates and sales projections, industry trends, the competitive and regulatory environment for start up companies, stock market conditions, unforeseen technical difficulties and our ongoing ability to operate a business and obtain financing. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

 Although we believe that our beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurances that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission pursuant to the Securities Exchange Act.

Contact:
President, John J. Ryan III
www.brandneue.com
1.866.922.7972